EXHIBIT 4.3

EXECUTION VERSION

TFM, S.A. de C.V.,

as Issuer

Grupo Transportación Ferroviaria Mexicana, S.A. de C.V.,

as Guarantor

and

The Bank of New York,

as Trustee

and

Deutsche Bank Luxembourg S.A.,

as Paying Agent

Second Supplemental Indenture

Dated as of April 19, 2005

11 3/4% Senior Discount Debentures due 2009

          SECOND SUPPLEMENTAL INDENTURE, dated as of April 19, 2005 (the “Supplemental Indenture”), among TFM, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of Mexico (the “Company”), GRUPO TRANSPORTACIÓN FERROVIARIA MEXICANA, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of Mexico, as Guarantor (the “Guarantor”), THE BANK OF NEW YORK, a New York banking corporation, as Trustee (the “Trustee”), and DEUTSCHE BANK LUXEMBOURG S.A. (formerly Bankers Trust Luxembourg S.A.), as Paying Agent (the “Paying Agent”). All capitalized terms used herein but not defined shall have the meaning set forth in the Indenture (as defined below), unless otherwise indicated.

          WHEREAS, the Company, the Guarantor, the Trustee, and the Paying Agent are parties to that certain Indenture, dated as of June 16, 1997 (the “Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 21, 2002, among the Company, the Guarantor, the Trustee, and the Paying Agent, pursuant to which the Company issued its 11 3/4% Senior Discount Debentures due 2009 (the “Notes”);

          WHEREAS, pursuant to section 9.02 of the Indenture, the Trustee, with the consent of Holders of a majority in principal amount of the Notes outstanding, may enter into supplemental indentures for the purpose of amending and deleting certain provisions of the Indenture;

          WHEREAS, the Company, the Guarantor, the Trustee and the Paying Agent desire to amend the Indenture to delete and amend certain provisions contained therein and in the Notes;

          WHEREAS, pursuant to an Offer to Purchase and Related Solicitation of Consents dated April 1, 2005 (the “Offer to Purchase”), the Company offered to purchase all outstanding Notes and solicited consents to the amendments to the Indenture and the Notes described herein (the “Amendments”);

          WHEREAS, Holders of at least a majority in principal amount of the Notes outstanding have consented to the Amendments by tendering and not withdrawing their Notes and by delivering the related consents pursuant to the terms of the Offer to Purchase;

          WHEREAS, by entering into this Supplemental Indenture, the Company, the Guarantor, the Trustee and the Paying Agent have consented to amend the Indenture and the Notes in accordance with the Amendments;

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Company, the Guarantor, the Trustee, and the Paying Agent, the Company, the Guarantor, the Trustee and the Paying Agent hereby agree for the benefit of the Company and the equal and ratable benefit of all the Holders of the Notes as follows:

ARTICLE ONE

AMENDMENTS

     SECTION 1.01. Amendments to the Indenture. On the Optional Early Settlement Date (as defined in the Offer to Purchase) or, if no Optional Early Settlement Date is announced, on the Final Acceptance Date (as defined in the Offer to Purchase), the Indenture is amended as set forth herein.

               (a) Section 1.01 of the Indenture is hereby amended by, (1) deleting in its entirety the definition of “Asset Sale” and replacing it with the following:

     ““Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Guarantor or any of its Restricted Subsidiaries to any Person other than the Guarantor or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Guarantor or any of its Restricted Subsidiaries or (iii) any other property and assets of the Guarantor or any of its Restricted Subsidiaries (other than the Capital Stock, property or assets of an Unrestricted Subsidiary) outside the ordinary course of business of the Guarantor or such Restricted Subsidiary and, in each case, that is not governed by the provisions of this Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company and the Guarantor; provided that “Asset Sale” shall not include (a) sales or other dispositions of inventory, receivables and other current assets (which shall not include locomotives or rolling stock) or (b) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of.”; and

               (2) deleting in their entirety the following definitions:

“Average Life”
“Excess Proceeds”
“Guaranteed Indebtedness”
“Interest Coverage Ratio”
“Permitted Investment”
“Permitted Liens”
“Released Indebtedness”
“Restricted Payments”
“Registration”
“Temporary Cash Investment”

               (b) Section 3.02 of the Indenture is hereby amended by deleting it in its entirety and replacing it with the following:

     “The Securities will be redeemable, at the Company’s option, in whole or in part, at any time or from time to time, on or after June 15, 2002 and prior to maturity, upon not less than three (3) nor more than 60 days’ prior notice mailed by first class mail to each Holders’ last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing June 15, of the years set forth below:

Year	Redemption Price
2002	105.8750%
2003	102.9375%
2004 and thereafter	100.0000%

     In addition, if at any time prior to June 15, 2000, the Company receives as a contribution to its common equity Net Cash Proceeds from one or more sales of Common Stock of the Company or the Guarantor (other than pursuant to the Capital Contribution Agreement), the Company may use all or a portion of any such Net Cash Proceeds to redeem up to 35% of the aggregate principal amount at maturity of the Senior Discount Debentures originally issued at a Redemption Price of 111.75% of the Accreted Value of the Securities on the Redemption Date, plus accrued and unpaid interest, if any, to the Redemption Date; provided that (i) at least $300 million aggregate principal amount at maturity of the Securities remains outstanding after such redemption and (ii) such redemption occurs within 180 days of such sales.”

               (c) Section 3.04 of the Indenture is hereby amended by deleting it in its entirety and replacing it with the following:

     “If the Company elects to redeem Securities pursuant to Section 3.01, Section 3.02 or Section 3.03, it shall notify the Trustee in writing of the Redemption Date and the principal amount at maturity of Securities to be redeemed.

     If the Company elects to redeem Securities pursuant to Section 3.01 or Section 3.03, the Company shall give each notice provided for in this Section 3.04 in an Officers’ Certificate at least 60 days before the Redemption Date (unless a shorter period shall be satisfactory to the Trustee).”

               (d) Section 3.06 of the Indenture is hereby amended by deleting it in its entirety and replacing it with the following:

     “With respect to any redemption of Securities pursuant to Section 3.02, at least three (3) days but not more than 60 days before a Redemption Date, and with respect to any redemption of Securities pursuant to Section 3.03, at least 30 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption by first class mail to each Holder whose Securities are to be redeemed. With respect to any redemption of Securities pursuant to Section 3.01, on not less that six days’ notice before the Redemption Date therefor, the Trustee shall mail a notice of redemption by first class mail to each Holder whose Securities are to be redeemed.

     The notice shall identify the Securities to be redeemed and shall state:

     (i) the Redemption Date;

     (ii) the Redemption Price;

     (iii) the name and address of the Paying Agent;

     (iv) that Securities called for redemption must be surrendered to the Paying Agent in order to collect the Redemption Price;

     (v) that, unless the Company defaults in making the redemption payment, interest on Securities called for redemption ceases to accrue on and after the Redemption Date and the only remaining right of the Holders is to receive payment of the Redemption Price plus accrued interest to the Redemption Date upon surrender of the Securities to the Paying Agent;

     (vi) that, if any Security is being redeemed in part, the portion of the principal amount at maturity (equal to U.S.$1,000 in principal amount at maturity or any integral multiple thereof) of such Security to be redeemed and that, on and after the Redemption Date, upon surrender of such Security, a new Security or Securities in principal amount at maturity equal to the unredeemed portion thereof will be reissued; and

     (vii) that, if any Security contains a CUSIP, CINS or ISIN number as provided in Section 2.13, no representation is being made as to the correctness of the CUSIP, CINS or ISIN number either as printed on the Securities or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Securities.

          At the Company’s request (which request may be revoked by the Company at any time prior to the time at which the Trustee shall have given such notice to the Holders), made in writing to the Trustee at least 60 days (or such shorter period as shall be satisfactory to the Trustee) before a Redemption Date, the Trustee shall give the notice of redemption in the name and at the expense of the Company. If, however, the Company gives such notice to the Holders, the Company shall concurrently deliver to the Trustee an Officers’ Certificate stating that such notice has been given.”

               (e) Each of the following sections of the Indenture is hereby amended by deleting in its entirety and replacing it in lieu thereof with “[Intentionally Deleted.]”:

Section 4.03	Limitation on Indebtedness.

Section 4.04	Limitation on Restricted Payments.

Section 4.05	Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

Section 4.06	Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries.

Section 4.07	Limitation on the Issuances of Guarantees by Restricted Subsidiaries.

Section 4.08	Limitation on Transactions with Stockholders and Affiliates.

Section 4.09	Limitation on Liens.

Section 4.10	Limitation on Sale-Leaseback Transactions.

Section 4.11	Limitation on Asset Sales.

Section 4.12	Repurchase of Securities upon a Change of Control.

Section 4.13	Existence.

Section 4.14	Payment of Taxes and Other Claims.

Section 4.15	Maintenance of Properties and Insurance.

Section 4.17	Compliance Certificates.

Section 4.18	Commission Reports and Reports to Holders.

Section 4.19	Waiver of Stay, Extension or Usury Laws.

               (f) Section 9.03 of the Indenture is hereby amended by deleting it in its entirety and replacing it with the following:

               “Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Security or portion of a Security that evidences the same debt as the Security of the consenting Holder, even if notation of the consent is not made on any Security. An amendment, supplement or waiver shall become effective on receipt by the Trustee of written consents from the Holders of the requisite percentage in principal amount at maturity of the outstanding Securities.

               The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the last sentence of the immediately preceding paragraph, those persons who were Holders at such record date (or their duly designated proxies) and only those persons shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date.

               After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it is of the type described in any of clauses (i) through (vi) of Section 9.02. In case of an amendment or waiver of the type described in clauses (i) through (vi) of Section 9.02, the amendment or waiver shall bind each Holder who has consented to it and every subsequent Holder of a Security that evidences the same indebtedness as the Security of the consenting Holder.”

ARTICLE TWO

MISCELLANEOUS

               SECTION 2.01. Relation to Existing Indenture. This Supplemental Indenture constitutes an integral part of the Indenture in respect of the Notes but shall not modify, amend or otherwise affect the Indenture insofar as it relates to any other series of notes or affect in any manner the terms or conditions of the notes of any other series.

               SECTION 2.02. Guaranty. The Guarantor agrees that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

               SECTION 2.03. Construction. For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

               SECTION 2.04. Trustee Acceptance. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture, as hereby amended, but only upon the terms and conditions set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Indenture Trustee in the performance of its duties and obligations under the Indenture, as hereby amended. Without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Company, and makes no representations as to the validity or enforceability against the Company.

               SECTION 2.05. Indenture Ratified. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

               SECTION 2.06. Parties Bound. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Upon the execution and effectiveness of this Supplemental Indenture, the Indenture and the Notes theretofore issued shall be deemed to be modified and amended in accordance with this Supplemental Indenture and the respective rights, limitation of rights, obligations, duties and immunities under the Indenture of the Company, the Guarantor, the Trustee, and the Paying Agent and the Holders of the Notes shall thereafter be determined, exercised and enforced thereunder subject in all respects to such modifications and amendments, and all the terms and conditions of this Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture and the Notes theretofore issued for any and all purposes.

               SECTION 2.07. Successors and Assignees. This Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

               SECTION 2.08. Counterparts. This Supplemental Indenture may be executed in any number of counterparts (including facsimile copies), each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page by telecopier shall be as effective as delivery of a manually executed counterparts thereof.

               SECTION 2.09. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

               SECTION 2.10. Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

               SECTION 2.11. Governing Law; Submission to Jurisdiction; Agent for Service. The Notes and this Indenture will be governed by the laws of the State of New York. Each of the parties hereto hereby submits to the jurisdiction of the U.S. federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the Notes and this Indenture, and the Company and the Guarantor hereby waive any objection which they may now have or hereafter have to the laying of venue of any such action or proceeding and any right to which they may be entitled on account of place of residence or domicile. The Company and the Guarantor have appointed CT Corporation System, 1633 Broadway, New York, New York 10019, as the Company’s and the Guarantor’s authorized agent upon which process may be served in any such action.

               SECTION 2.12. Currency Indemnity. U.S. dollars are the sole currency of account and payment for all sums payable by the Company or the Guarantor under or in connection with the Notes, including damages. Any amount received or recovered in a currency other than U.S. dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or the Guarantor or otherwise) by any Holder in respect of any sum expressed to be due to it from the Company or the Guarantor shall only constitute a discharge to the Company or the Guarantor to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any Note, the Company and the Guarantor shall indemnify the recipient against any loss sustained by it as a result. In any event, the Company and the Guarantor shall indemnify the recipient against the cost of making any such purchase. For the purposes of this Section 2.12, it will be sufficient for the Holder to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the Company’s and the Guarantor’s other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

TFM, S.A. de C.V.
By:	/s/ Paul J. Weyandt
	Name:	Paul J. Weyandt
	Title:	Interim Chief Financial Officer and Attorney-in-Fact

By:	/s/ Robert B. Terry
	Name:	Robert B. Terry
	Title:	Attorney-in-Fact

GRUPO TRANSPORTACIÓN FERROVIARIA MEXICANA, S.A. de C.V.
By:	/s/ Paul J. Weyandt
	Name:	Paul J. Weyandt
	Title:	Interim Chief Financial Officer and Attorney-in-Fact

THE BANK OF NEW YORK, as Trustee
By:	/s/ Vanessa Mack
	Name:	Vanessa Mack
	Title:	Assistant Vice President

DEUTSCHE BANK LUXEMBOURG S.A., as Paying Agent
By:	/s/ Illegible
Name:
Title: